As you boldly move toward the horizon, how can you be sure it is the right one?

     Today's business owner has many ways to plan for the future. Now there is a partner that offers an integrated solution. Somerset Financial Services occupies a unique position in the Indiana marketplace. Few, if any, companies can match the range of financial services and expertise we offer.

     With the collective talent of over 70 financial professionals, many of whom are CPAs and CFPs, Somerset Financial Services addresses the entire spectrum of our clients' financial needs. We offer a variety of consulting services, including tax planning and preparation, health care consulting, information technology consulting, investment and wealth management, management consulting, estate planning retirement planning, and accounting.

     Working as one team, our professionals deliver service within a client-driven culture based on four guiding principles: objectivity, responsiveness, reliability, and independence. Our clients' interests come first in everything we do, and we work hard to earn and maintain their trust and confidence.

     There are several horizons to choose from in today's complex world. Through our integrated approach and breadth of expertise, we can help you find the right one.

They say navigation is a mixture of calculation, experience, and luck.  We say luck has nothing to do with it.


     Sound long-term strategies don't have much to do with luck. Success in today's competitive world calls for an astute financial partner to help navigate uncharted waters.

     Somerset's business strategy is based on giving our clients the best advice at the right time. To accomplish this, we continually support and build our professional staff so they stay abreast of trends and ideas.

     Our client base consists mainly of individuals, families, and owner-operated businesses in the construction, distribution, health care, manufacturing, real estate, and service industries. Like many of our clients, Somerset is a family-operated, entrepreneurial company that has faced similar challenges on its own path toward growth. Because of our shared experiences, we are well-positioned to understand our clients' needs and create innovative solutions.

     With the experience and skill of our team of professionals, Somerset's clients don't have to rely on luck in order to succeed.

 While changing course is never simple, our clients seem to prefer it to the alternative.


     Change can be difficult. But businesses, like any living thing, put themselves at risk if they don't change. Somerset Financial Services offers a way to change course safely and successfully. We understand the risks involved with change. We listen to our clients' concerns about the future.
We examine all the courses of action available given our clients' needs and concerns. Then we recommend an integrated approach that combines past successes with forward-looking strategies.

     By providing comprehensive solutions to our clients' financial needs, Somerset makes changing a little simpler.

 Even the best laid course is useless without the strength to drive it forward.


     There are plenty of good ideas. The ones that come to fruition are backed by courage, vision, and careful tactics. With the breadth of our services and the expertise of our people, we help our clients capitalize on their own strengths as they move ahead.

     Because Somerset Financial Services consists of entrepreneurs, we understand the direction our clients want to take. By being objective, responsive, reliable, and independent, we put our clients first. Then we develop and maintain long-term relationships by providing the right advice at the right time.

     Somerset Financial Services is well-equipped to help our clients grow. We look forward to guiding our clients as they lay out the surest path to long-term success.